Exhibit (h)(1)

TRANSFER AGENCY AND SERVICES AGREEMENT

AGREEMENT (“Agreement”), dated as of March 28, 2008 (the “Effective Date”), by and between Allianz Funds Multi-Strategy Trust, a Massachusetts business trust (the “Trust”), on behalf of each of its series portfolios listed on Schedule A hereto, as may be amended from time to time (each a “Fund” and together, the “Funds”), and PFPC, Inc., a Massachusetts corporation.

BACKGROUND

WHEREAS, each of Allianz Global Investors Fund Management, LLC (“AGIFM”) (formerly known as PIMCO Advisors Fund Management LLC) and Pacific Investment Management Company LLC (“PIMCO”) were parties to separate Transfer Agency and Services Agreements, dated as of November 9, 1998 (the “Original TA Agreements”), pursuant to which AGIFM and PIMCO, on behalf of the certain portfolios of registered investment management companies (the “Portfolios”), appointed PFPC to provide certain transfer agency and other services for the Portfolios.

WHEREAS, the Original TA Agreements were subsequently amended pursuant to: (i) two identical but separate Amendments Number 1 to the Transfer Agency Agreement, each dated as of July 20, 1999 (together as “Amendment No. 1”), by and between AGIFM and PFPC on the one hand, and PIMCO and PFPC on the other hand; (ii) two identical but separate Amendments Number 2 to the Transfer Agency and Services Agreement, each dated as of March 1, 2001 (together as “Amendment No. 2”), by and between AGIFM and PFPC on the one hand, and PIMCO and PFPC on the other hand; Amendment Number 3 to the Transfer Agency and Services Agreement, dated as of November 24, 2003 (“Amendment No. 3”), by and between AGIFM and PFPC on the one hand, and PIMCO and PFPC on the other hand; Amendment Number 4 to the Transfer Agency and Services Agreement, dated as of July 18, 2006 (“Amendment No. 4”), by and between AGIFM and PFPC on the one hand, and PIMCO and PFPC on the other hand; and the Amendment to Transfer Agency and Services Agreement, dated as of July 1, 2007 (“Amendment No. 5”), by and between AGIFM and PFPC on the one hand, and PIMCO and PFPC on the other hand. The Original Agreements, as amended by Amendment No. 1, Amendment No. 2, Amendment No. 3, Amendment No. 4 and Amendment No. 5 are sometimes referred to herein as the “Amended TA Agreements”).

WHEREAS, The Trust, on behalf of the Funds, desires to appoint PFPC to provide those services for the Funds that were provided for the Portfolios in the Amended TA Agreements, and PFPC desires to accept such appointment on the terms contained herein.

TERMS

NOW, THEREFORE, in consideration of the mutual covenants and promises hereinafter set forth, the parties hereto agree as follows:

1. Terms Incorporated By Reference. The terms and conditions of the Amended TA Agreement are hereby incorporated by reference into this Agreement and shall constitute terms and conditions of this Agreement as fully set forth herein (“Incorporated Terms”).

2. Additional Terms.

(a)	Notwithstanding any provision of the Incorporated Terms: In lieu of the per account fees and 22c-2 service fees and in addition to any other fees payable under the terms of the Amended TA Agreements, as compensation for services rendered by PFPC during the term of this Agreement, the Funds will pay to PFPC per account fees and 22c-2 service fees at the following annual rates:

Per Account Fees

Active direct	$19.25 per account, per annum.

Active NSCC Level III	$7.38 per account, per annum.

Inactive account*	$2.57 per account, per annum

*	An inactive account is defined as having a zero balance with no dividend payable.

Fees are billed monthly based on 1/12th of the annual fee. Any part of a month for which services are provided is billed as a full month.

22c-2 Service Fees

Implementation Fee: Any incremental systems work required to accommodate new or modified data feeds from non-PFPC record keeping systems to the PFPC/STN 22c-2 solution, or to convert data from PFPC’s 22c-2 solution to another platform will be billed at a rate of $200 per hour.

Monthly Base Fee:	$25,000 (this fee shall not be prorated for any partial months)

Transaction Storage Fee:	$275 per month per million transactions (or fraction thereof) stored (will be invoiced monthly)

Customized system development (if applicable):	$200 per hour (will be invoiced as incurred)

Training:	$200 per hour for any additional, new training requested

Non Standard Data Processing Charge:	Will be quoted upon request

Out of Pocket expenses:	Will include NSCC data charges per transaction. Out of pocket expenses not detailed above will be invoiced as incurred. Services requested over and above those contained within this agreement would be evaluated at the time of request.

(b)	In addition, the Funds agree to pay, and to be billed separately for, reasonable expenses incurred by PFPC in the performance of its duties hereunder,

(c)	Notwithstanding any provision of the Incorporated Terms: This Agreement shall terminate at 11:59 p.m. (the “Termination Time”) on the final “Termination Date.” The initial “Termination Date” shall be October 1, 2008; provided, however, that the Trust, on behalf of the Funds, may elect to renew this Agreement for additional periods of sixty (60) days or more (each, a “Renewal Term”) to a mutually agreed conversion date by providing PFPC with sixty (60) days’ written notice in advance of a Termination Date. The last day of each Renewal Term shall be considered a “Termination Date.”

(d)	Notwithstanding any provision of the Incorporated Terms:

(i) In connection with a movement of Fund Data (as defined below) to a successor service provider (“Successor Provider”) and conversion of Fund Data from specifications associated with PFPC’s FSR Software System (“FSR”) to specifications associated with the data processing system of the Successor Provider, it shall be the sole and exclusive responsibility of a Fund to ensure that it has requested from PFPC, prior to any Termination Time, all Fund Data required for or by the Successor Provider or for the Successor Provider to provide contracted services to the Funds (the Fund Data so requested is referred to as “Conversion Files”). PFPC shall have no duties with respect to Conversion Files other than to respond to reasonable requests of the Funds. “Fund Data” is hereby defined to mean all data relating to the Funds produced or obtained by PFPC in the course of providing services under the Amended TA Agreement and stored on FSR.

(ii) After any Termination Time, a Fund may request assistance, consultation and research services from PFPC relating to Fund Data, however, PFPC reserves the right in its sole discretion to elect in what manner, if any, to assist with any requests and reserves the right to charge the Fund a fee for any such assistance to be agreed in a separate agreement between the parties.

(iii) PFPC shall have no duty or obligation under this Agreement to provide any data stored on PFPC’s COLD storage system, Alchemy system or image platform. Should the Fund desire any such data and PFPC agree to provide the requested data, such data shall be provided on such terms and conditions as the parties shall mutually agree in writing between the parties;

(iv) In response to a request for Conversion Files, PFPC shall provide the Conversion Files via transmission for up to two (2) mock conversions, one (1) dress rehearsal, and the final production conversion, each at the Funds’ expense, at such dates to be mutually agreed upon by the relevant parties.

3. Conflicts. In the event of a conflict between any term contained in Section 2 and any Incorporated Term, the conflict shall be resolved in such a manner as to preserve as many provisions of the Agreement as possible but in the event of an irreconcilable conflict the term contained in Section 2 shall prevail and control over the conflicting Incorporated Term.

4. Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter herein and supersedes all prior and contemporaneous proposals, agreements, contracts, representations and understandings, whether written, oral or electronic, between the parties with respect to the same subject matter.

5. Facsimile Signatures; Counterparts. This Agreement may be executed in one more counterparts; such execution of counterparts may occur by manual signature, facsimile signature, manual signature transmitted by means of facsimile transmission or manual signature contained in an imaged document attached to an email transmission; and each such counterpart executed in accordance with the foregoing shall be deemed an original, with all such counterparts together constituting one and the same instrument. The exchange of executed copies of this Agreement or of executed signature pages to this Agreement by facsimile transmission or as an imaged document attached to an email transmission shall constitute effective execution and delivery hereof and may be used for all purposes in lieu of a manually executed copy of this Agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the day and year first written above.

PFPC INC.

By:	/s/ Michael DeNofrio
Name:	Michael DeNofrio
Title:	Executive Vice President, Senior Managing Director

ALLIANZ FUNDS MULTI-STRATEGY TRUST

By:	/s/ E. Blake Moore, Jr.
Name:	E. Blake Moore, Jr.
Title:	President and Chief Executive Officer

Business Approval By:

Date:

Legal Approval By:

Date:

Schedule A

Funds

Allianz RCM Global Water Fund

Allianz RCM Global Eco Trends Fund